Exhibit 23.2

ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Members of the California Society of Certified Public Accountants

February 23, 2007

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report dated August 16, 2005, on the audited consolidated financial statements of Seychelle Environmental Technologies, Inc., as of February 28, 2005 in the annual filing of Form 10 with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra

ARMANDO C. IBARRA, C.P.A.

371 E. Street, Chula Vista, CA 91910
Tal: (619) 422-1348            Fax: (619) 422-1465